Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2018, relating to the combined financial statements and financial statement schedule of nVent Electric plc (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the basis of presentation of the combined financial statements and referring to the allocation of certain operating expenses) appearing in Amendment #5 to Form 10 of nVent Electric plc filed on April 4, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
August 24, 2018